MEMORANDUM

DATE: August 13, 2003

TO: File

FROM: Dominique Sasson

RE: Item 77(i): Form N-SAR for Variable Insurance Products Fund IV

Pursuant to a Board approved vote on March 20, 2003, Variable Insurance Products Fund IV commenced Initial Class, Service Class, and Service Class 2 shares of Value Leaders Portfolio.

Initial Class, Service Class, and Service Class 2 shares of Value Leaders Portfolio commenced on June 17, 2003.